Exhibit 10.16

FIRST AMENDMENT TO AMENDED AND RESTATED
TRUCKING TRANSPORTATION SERVICES AGREEMENT
This FIRST AMENDMENT TO AMENDED AND RESTATED TRUCKING TRANSPORTATION SERVICES AGREEMENT (this "First Amendment") is dated as of February 27, 2012, but effective as of the dates set forth herein, by and between Tesoro Logistics Operations LLC, a Delaware limited liability company ("TLO"), and Tesoro Refining and Marketing Company, a Delaware corporation ("TRMC"), collectively referred to as "Parties," and each individually, as a "Party," and amends that certain Trucking Transportation Services Agreement between the Parties dated as of April 26, 2011, as previously amended and restated by the Amended and Restated Trucking and Transportation Services Agreement dated December 2, 2011 (as so amended and restated, the "Trucking TSA").
The Parties desire to amend the Trucking TSA to substitute Schedule II attached hereto for Schedule II attached to the existing Trucking TSA, effective as of January 1, 2012. Therefore, for valuable consideration received, the Parties do hereby replace Schedule II of the Trucking TSA with Schedule II attached hereto, effective as of the date set forth above.
The Trucking TSA, shall remain in full force and effect in accordance with its terms, as amended herein.
IN WITNESS WHEREOF, the Parties hereto have duly executed this First Amendment as of the date first written above.

TESORO REFINING AND MARKETING COMPANY

By:	/s/ GREGORY J. GOFF
Gregory J. Goff
President

TESORO LOGISTICS OPERATIONS LLC

By:	TESORO LOGISTICS LP,
its sole member

By:	TESORO LOGISTICS GP, LLC,
its general partner

By:	/s/ PHILLIP M. ANDERSON
Phillip M. Anderson
President

SCHEDULE II

TRUCKING RATES* (in dollars per barrel)

Miles (round to next highest mile)	Mileage Rate	Dispatch Fee for the first 700,000 bbls in each Month	Dispatch Fee for Volumes above 700,000 bbls in each Month
0 - 10	1.99	0.50	0.05
10 - 20	2.04	0.50	0.05
20 - 25	2.17	0.50	0.05
25 - 30	2.26	0.50	0.05
30 - 35	2.44	0.50	0.05
35 - 40	2.56	0.50	0.05
40 - 45	2.74	0.50	0.05
45 - 50	2.86	0.50	0.05
50 - 55	3.37	0.50	0.05
55 - 60	3.6	0.50	0.05
60 - 65	3.79	0.50	0.05
65 - 70	3.87	0.50	0.05
70 - 75	4.01	0.50	0.05
75 - 80	4.06	0.50	0.05
80 - 85	4.17	0.50	0.05
85 - 90	4.21	0.50	0.05
90 - 95	4.35	0.50	0.05
95 - 100	4.41	0.50	0.05
100 - 110	5.55	0.50	0.05
110 - 120	5.67	0.50	0.05
120 - 130	5.82	0.50	0.05
130 - 140	5.94	0.50	0.05
140 - 150	6.16	0.50	0.05

* Total Rates will be the sum of the Mileage Rate plus applicable Dispatch Fees. Mileage Rates for hauls over 150 miles will be increased $0.20/bbl for every ten (10) miles over 150 miles. All mileages shall be based upon actual miles in shipments, rounded to the next highest mile. Mileages shall be as agreed upon for individual receipt and delivery locations, using the shortest standard routes practically available, provided that if weather or road conditions or local authorities require longer routes for specific deliveries, TLO may charge for actual mileage. In accordance with standard industry practices, all rates shall be based on a minimum 200 barrel load, and any load under 200 barrels shall be charged at a 200 barrel load minimum. Mileage Rates include a component for fuel costs, which will be adjusted monthly as provided herein, with such fuel cost adjustment being apportioned to change overall Mileage Rates in the same ratio that TLO's fuel costs bear to all of TLO's costs embedded in the Mileage Rates.

Schedule II                                         (Effective 01/01/2012)